Exhibit 23.1










CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Registration Statement of Patient Infosystems, Inc. on Form S-8 of our report dated March 30, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph expressing substantial doubt about the Company's ability to continue as a going concern), appearing in the Annual Report on Form 10-KSB of Patient Infosystems, Inc. for the year ended December 31, 2003.





DELOITTE & TOUCHE LLP
Rochester, New York
October 6, 2004